Exhibit  I

                             to

                        Schedule  13G


One of the persons filing this statement is a parent holding company. The relevant subsidiaries are IDS Financial Corporation, a Delaware Corporation, and a registered investment advisor and Lehman Borthers, Inc., a Delaware corporation and registered broker-dealer.